EXHIBIT 23

Analysis, Research & Planning Corporation’s Consent

Union Carbide Corporation:

Analysis, Research & Planning Corporation (“ARPC”) hereby consents to the use of ARPC’s name and the reference to ARPC’s reports appearing in this Annual Report on Form 10-K of Union Carbide Corporation for the year ended December 31, 2008.

/s/ B. THOMAS FLORENCE
B. Thomas Florence President Analysis, Research & Planning Corporation February 18, 2009

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